EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-32302) of ESG Re Limited, the Registration Statement on Form S-8 (No. 333-44107) of ESG Re Limited, the Registration Statement on Form S-3 (No. 333-76983) of ESG Re Limited, and Registration Statement on Form S-3 (No. 333-69519) of ESG Re Limited, of our report dated March 29, 2002 appearing on page 73 of this annual report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Selected Financial Data" in such Registration Statements.

Deloitte & Touche
Chartered Accountants

Dublin, Ireland
March 29, 2002